Exhibit 8.1
Subsidiaries of Semantix, Inc.

Legal Name	Jurisdiction of Incorporation

Semantix AI Ltd.	Cayman Islands
Semantix SPAC Surviving Sub, Ltd.	Cayman Islands
Semantix Tecnologia em Sistema de Informação S.A.	Brazil
Semantix US Holding, Inc.	United States (Delaware)
Semantix Participações S.A.	Brazil
Semantix Colômbia S.A.S.	Colombia
Semantix México, S. de R.L. de C.V.	Mexico
Semantix Corp.	United States (South Dakota)
LinkAPI Tecnologia S.A.	Brazil
Tradimus S.A.	Brazil
Semantix Gestão Financeira Ltda.	Brazil
Zetta Health Analytics S.A.	Brazil
Elemeno Inc.	United States (Delaware)
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